Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO FILES
SHELF REGISTRATION

CRANFORD, NJ, December 9, 2008 – Metalico, Inc. (AMEX:MEA) announced today it has filed a universal shelf registration statement with the Securities and Exchange Commission (SEC).

The shelf registration, when effective, will permit Metalico to sell from time to time, in one or more public offerings, shares of common stock, shares of preferred stock, debt securities, warrants, stock purchase units, or any combination of such securities. The terms of any such offerings would be established at the time of the offering. Metalico does not have any commitments or current intentions to sell securities under the registration statement.

Commenting on the filing, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Although we have no public capital raises currently planned, the shelf registration will further expand Metalico’s financial flexibility and allow us to be more proactive in pursuing strategic acquisition opportunities in the future.”

The securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the prospectus included in the registration statement may be obtained at the SEC’s website at www.sec.gov. In addition, Metalico will file a prospectus supplement with the SEC in connection with any future offering under the shelf registration statement. When available, copies of the prospectus, and any prospectus supplement relating to a particular offering, may be obtained by contacting Metalico, Inc., 186 North Avenue East, Cranford, NJ 07016, Attn: Executive Vice President, General Counsel.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates thirteen recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, and Mississippi and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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